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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

McMoRan Exploration Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MCMORAN EXPLORATION CO.
Notice of Annual Meeting of Stockholders

May 6, 2004

March 26, 2004

Date:	Thursday, May 6, 2004

Time:	2:30 p.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	• To elect three directors
• To ratify the appointment of our independent auditors
• To vote on a new director compensation plan, and
• To transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 12, 2004.

      Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

NANCY D. PARMELEE
Senior Vice President, Chief Financial
Officer & Secretary

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned McMoRan Exploration Co. stock on the record date or (b) an account statement showing that you owned McMoRan Exploration Co. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

McMoRan Exploration Co.

1615 Poydras Street
New Orleans, Louisiana 70112

      The 2003 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 26, 2004.

      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of McMoRan Exploration Co. for use at our Annual Meeting of Stockholders to be held on May 6, 2004, and at any adjournments (the meeting).

Who Can Vote

       Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 17,094,393 shares of common stock outstanding.

Voting Rights

       Inspectors of election will count votes cast at the meeting. Directors are elected by plurality vote. All other matters are decided by majority vote present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”

      Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to those other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

      New York Stock Exchange (NYSE) rules require that the 2004 Director Compensation Plan be approved by a majority of votes cast on the proposal, provided that the total votes cast on the proposal represent more than 50% of all shares of our common stock entitled to vote on the proposal. For the purposes of approving this proposal under the NYSE rules, abstentions and broker non-votes will be excluded from the tabulation of votes cast, and therefore will not affect the outcome of the vote (except to the extent such abstentions and broker non-votes result in a failure to obtain total votes cast on the proposal representing more than 50% of all shares of our common stock entitled to vote on the proposal).

Quorum

       A quorum at the meeting is a majority of our common stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

       The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

      Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy will be voted:

•	in favor of the proposed director nominees,

•	for the ratification of the appointment of the independent auditors, and

•	for the adoption of the 2004 Director Compensation Plan.

      We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.

      Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.

Proxy Solicitation

       We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,500 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

       If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing by November 26, 2004 to: Secretary, McMoRan Exploration Co., 1615 Poydras St., New Orleans, Louisiana 70112.

      If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 6, 2005, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary, or access our by-laws on our web site at http://www.mcmoran.com/about/about.htm. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

      Our board of directors recently adopted Corporate Governance Guidelines and amended our Ethics and Business Conduct Policy to include a code of conduct for senior financial officers of the company. Our Corporate Governance Guidelines and our Ethics and Business Conduct Policy are available at http://www.mcmoran.com/about/about.htm. We intend to post promptly on that web site amendments to or waivers, if any, from our Ethics and Business Conduct Policy made with respect to any of our directors and executive officers.

Board Structure and Committee Composition

      As of the date of this proxy statement, our board consists of seven members. We also have two advisory directors, who do not vote. Our board held four meetings during 2003. In accordance with our Corporate Governance Guidelines, non-employee directors met in executive session at the end of each board meeting. The chair of executive session meetings rotates among the chairpersons of the three standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.

      Our board has three standing committees: an audit committee, a corporate personnel committee and a nominating and corporate governance committee. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site at http://www.mcmoran.com/about/about.htm. During 2003, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Moffett and Mr. Rankin attended the last annual meeting of stockholders.

		Meetings
Audit Committee Members	Functions of the Committee	in 2003

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr.	• please refer to the Audit Committee Report	4

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2003

H. Devon Graham, Jr., Chairman J. Taylor Wharton	• please refer to the Corporate Personnel Committee Report on Executive Compensation	3

Nominating and Corporate		Meetings
Governance Committee Members	Functions of the Committee	in 2003

Gerald J. Ford, Chairman H. Devon Graham, Jr.	• nominates individuals to stand for election or re-election as directors • considers recommendations by our stockholders of potential nominees for election as directors • conducts annual board and committee evaluations • makes recommendations to our board concerning the structure of our board and corporate governance matters	2

Board and Committee Independence and Audit Committee Financial Experts

      The board has determined that each of Messrs. Day, Ford, Graham, and Wharton has no material relationship with the company and is independent within the meaning of our Corporate Governance Guidelines, which comply with the NYSE director independence standards, as currently in effect. Further, the board has determined that each of the members of the Audit, Corporate Personnel, and Nominating and Corporate Governance Committees has no material relationship with the company and is independent within the meaning of our Corporate Governance Guidelines, which adopt the heightened statutory and NYSE independence standards applicable to audit committee members. In addition, the board has determined that each member of the Audit Committee — Messrs. Day, Ford and Graham — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).

Consideration of Director Nominees

      In evaluating nominees for membership on the board, the Nominating and Corporate Governance Committee applies the board membership criteria set forth in our Corporate Governance Guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

      Our Nominating and Corporate Governance Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our Corporate Governance Guidelines.

      As stated above, the Nominating and Corporate Governance Committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our Corporate Governance Guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.

      In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than January 6, 2005. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2005 annual meeting or 10 days following the public announcement of the date of the 2005 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112.

Communications with the Board

      Individuals may communicate directly with our board (or any individual director) by writing to the director or either Co-Chairman of the Board of McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112. The company or either Co-Chairman will forward the stockholder’s communication to the appropriate director.

Director Compensation

Cash Compensation

      Each non-employee director receives an annual fee of $15,000 for serving on our board. Committee chairs receive an additional annual fee as follows: Audit Committee, $3,000; all other committees, $2,000. Each non-employee director receives a fee of $1,000 for attending each board committee meeting. Each director receives a fee of $1,000 for attending each board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending our board and committee meetings.

Stock Option Plan for Non-Employee Directors

      Under our 1998 Stock Option Plan for Non-Employee Directors, as amended, on June 1 of each year we have granted to each of our non-employee directors a non-qualified option to purchase up to 3,500 shares of common stock at 100% of the fair market value of the shares on the grant date. Each option granted under this plan expires ten years after the grant date. Accordingly, on June 1, 2003, we granted to each non-employee director an option to purchase 3,500 shares of our common stock at an exercise price of $12.71.

      Options to acquire only 36,500 shares are available for grant under our 1998 Stock Option Plan for Non-Employee Directors. Consequently, our board has adopted a new equity compensation plan for non-employee directors and is seeking stockholder approval of the new plan at the meeting. See “Proposal to Adopt the 2004 Director Compensation Plan.”

Election of Directors

       Our board of directors has fixed the number of directors at seven. We amended our certificate of incorporation in May 2003 to phase out the classified structure of the board under which one of three classes of directors was elected each year to serve three-year staggered terms, and provide instead for the annual election of directors commencing with the class of directors standing for election at the 2004 annual meeting of stockholders. The amendment did not shorten the terms of directors currently serving three-year terms, including those elected at the 2003 annual meeting. The new one-year term will apply to the nominees standing for election at the 2004 annual meeting, to all other directors as their current terms expire, and to any directors appointed to fill any future vacancies on the board.

      This table shows our directors and the expiration of their terms.

Expiration of Term	Directors

2004 Annual Meeting of Stockholders	Richard C. Adkerson James R. Moffett B. M. Rankin, Jr.
2005 Annual Meeting of Stockholders	Gerald J. Ford H. Devon Graham, Jr.
2006 Annual Meeting of Stockholders	Robert A. Day J. Taylor Wharton

      Our board has nominated each of Messrs. Adkerson, Moffett and Rankin to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Information About Nominees and Directors

      The table below provides certain information as of March 12, 2004 with respect to each director nominee and each other director. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The year in the “Year First Elected a Director” column includes the period that the person served as a director of McMoRan Oil & Gas Co., a predecessor of the company.

			Year First
Name of Nominee		Principal Occupations, Other Directorships	Elected a
or Director	Age	And Positions with the Company	Director

Richard C. Adkerson	57	Co-Chairman of the Board of the Company. President and Chief Executive Officer of the Company until February 2004. President and Chief Executive Officer of Freeport-McMoRan Copper & Gold Inc. (FCX), a mining company.	1994
Robert A. Day	60	Chairman of the Board and Chief Executive Officer of The TCW Group, Inc., an investment management company. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Fisher Scientific International Inc., Syntroleum Corporation, Société Générale and FCX.	1994
Gerald J. Ford	59	Chairman of the Board of Liberté Investors Inc. Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in November 2002. Director of FCX and Americredit Corp.	1998
H. Devon Graham, Jr.	69	President of R.E. Smith Interests, Inc., an asset management company. Director of FCX.	1999
James R. Moffett	65	Co-Chairman of the Board of the Company. Chairman of the Board of FCX.	1994
B. M. Rankin, Jr.	74	Vice Chairman of the Board of the Company since January 2001. Private investor. Vice Chairman of the Board of FCX.	1994
J. Taylor Wharton	65	Special Assistant to the President for Patient Affairs, Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Director of FCX.	2000

Advisory Directors

      In February 2004, the board established the position of advisory director to provide general policy advice as requested by the board. The board appointed Gabrielle K. McDonald and Morrison C. Bethea as advisory directors, both of whom previously served as directors of the company. Judge McDonald’s principal occupation is serving as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald also serves as the Special Counsel on Human Rights to the Chairman of the Board of FCX. Dr. Bethea is the Chief of Thoracic Surgery at Tenet Memorial Medical Center in New Orleans, Louisiana, and is also a Clinical Professor of Surgery at the Tulane University Medical Center.

Stock Ownership of Directors and Executive Officers

       Unless otherwise indicated, (a) this table shows the amount of our common stock each of our directors and named officers beneficially owned on March 12, 2004, and (b) all shares shown are held with sole voting and investment power, and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of	Total
	Number of	Shares	Number of
	Shares Not	Subject to	Shares	Percent
	Subject to	Exercisable	Beneficially	of
Name of Beneficial Owner	Options	Options(1)	Owned	Class

Richard C. Adkerson(2)	152,005	824,393	976,398	5.4%
Robert A. Day(3)	1,271,195	9,083	1,280,278	7.0%
Gerald J. Ford(4)	1,882,249	3,500	1,885,749	10.7%
H. Devon Graham, Jr.	2,000	1,500	3,500	*
Glenn A. Kleinert	4,360	170,717	175,077	1.0%
James R. Moffett(5)	552,481	1,280,591	1,833,072	9.9%
C. Howard Murrish(6)	102,434	342,824	445,258	2.5%
Nancy D. Parmelee	3,369	69,753	73,122	*
B. M. Rankin, Jr.(7)	370,684	13,583	384,272	2.2%
J. Taylor Wharton(8)	29,380	3,033	32,413	*
All directors and executive officers as a group (12 persons)(9)	4,578,464	2,911,103	7,489,567	37.4%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired as of May 11, 2004 upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Includes (a) 147 shares of our common stock held in his IRA, (b) 17,671 shares issuable upon conversion of shares of our 5% convertible preferred stock held directly by Mr. Adkerson, and (c) 33,908 shares (23,908 of which are issuable upon conversion of our 5% convertible preferred stock) held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership.

(3)	Includes (a) 890,837 shares (879,937 of which are issuable upon conversion of our 5% convertible preferred stock) held in accounts and funds managed by affiliates of a corporation with respect to which Mr. Day shares voting and investment power, but as to which he disclaims beneficial ownership, and (b) 367,463 shares issuable upon conversion of our 5% convertible preferred stock. Amounts reported reflect Mr. Day’s ownership as of December 31, 2003.

(4)	Includes 516,632 shares issuable upon conversion of our 5% convertible preferred stock.

(5)	Shares not subject to options include (a) 159,563 shares that are issuable upon conversion of our 5% convertible preferred stock, which are held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, and (b) 860 shares held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership.

(6)	Includes (a) 3,293 shares held in Mr. Murrish’s IRA, (b) 412 shares held in his spouse’s IRA, (c) 26,395 (10,395 of which are issuable upon conversion of our 5% convertible preferred stock) shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (d) 694 shares held by Mr. Murrish as a custodian for one of his sons, (e) 450 shares held by Mr. Murrish as custodian for his grandson, and (f) 20,790 shares issuable upon conversion of our 5% convertible preferred stock.

(7)	Shares not subject to options are held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner.

(8)	Includes (a) 12,667 shares held by Mr. Wharton’s spouse, and (b) 10 shares held by Mr. Wharton as a custodian for his daughters.

(9)	Includes (a) 15,481 shares held in an executive officer’s IRA, (b) 1,201 shares held in an IRA of the spouse of an executive officer, (c) 2,952 shares held by an executive officer as custodian for his daughter as to which he disclaims beneficial ownership, (d) 4,395 shares held by an executive officer as president of a charitable foundation as to which he disclaims beneficial ownership, (e) 8,162 shares held for the benefit of trusts with respect to which an executive officer, as trustee, has sole voting and investment power but as to which he disclaims beneficial ownership, and (f) 51,975 shares issuable upon conversion of 10,000 shares of our 5% convertible preferred stock held by an executive officer.

Stock Ownership of Certain Beneficial Owners

       This table shows the owners of more than 5% of our outstanding common stock based on filings with the SEC. Unless otherwise indicated, all information is presented as of December 31, 2003, and all shares beneficially owned are held with sole voting and investment power.

			Percent of
	Number of Shares		Outstanding
Name and Address of Person	Beneficially Owned		Shares(1)

Alpine Capital, L.P.	5,123,589	(2)	27.7%
Robert W. Bruce III
Algenpar, Inc.
J. Taylor Crandall
Robert M. Bass
201 Main Street, Suite 3100
Fort Worth, TX 76102
Gerald J. Ford	1,885,749	(3)	10.8%
200 Crescent Court, Suite 1350
Dallas, TX 75201
k1 Ventures Limited	4,809,002	(4)	22.4%
23 Church Street
#10-01/02 Capital Square
Singapore 049481
James R. Moffett	1,833,072	(5)	9.9%
1615 Poydras Street
New Orleans, LA 70112
Strong Capital Management, Inc.	1,347,432	(6)	8.0%
100 Heritage Reserve
Menomonee Falls, WI 53051
Pioneer Global Asset Management, S.p.A	2,580,349	(7)	15.3%
Galleria San Carlo 6 20122
Milan, Italy

(1)	Based on 16,879,183 shares of our common stock outstanding as of December 31, 2003.

(2)	Based on an amended Schedule 13D filed jointly by Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc., J. Taylor Crandall, Robert M. Bass, Anne T. Bass, the Anne T. and Robert M. Bass Foundation and others with the SEC on July 10, 2002. According to the Schedule 13D, (a) Alpine Capital, L.P. beneficially owns 3,447,498 shares, including 1,091,475 shares that are issuable upon conversion of our 5% convertible preferred stock, and Mr. Crandall, as the sole owner of Algenpar, Inc., and Algenpar, Inc. and Mr. Bruce, as the general partners of Alpine Capital, L.P., share voting and investment power with respect to the shares beneficially owned by Alpine Capital, L.P., (b) The Anne T. and Robert M. Bass Foundation beneficially owns 851,354 shares, including 261,954 shares issuable upon conversion of 50,400 shares of our 5% convertible preferred stock, and Mr. Crandall, Mr. Bass and Ms. Bass, as directors of The Anne T. and Robert M. Bass Foundation, and Mr. Bruce, in his capacity as a principal of the Robert Bruce Management Company, share voting and investment power with respect to shares owned by The Anne T. and Robert M. Bass Foundation, (c) Mr. Bass is deemed to have sole voting and investment power with respect to 821,991 shares, including 257,276 issuable upon conversion of our 5% convertible preferred stock, in his capacity as sole director and president of Keystone, Inc., and (d) Mr. Bruce could acquire 2,746 shares upon the exercise of options.

(3)	Includes (a) 516,632 shares issuable upon conversion of our 5% convertible preferred stock and (b) 3,500 shares Mr. Ford could acquire upon the exercise of options.

(4)	Based on an amended Schedule 13D filed by k1 Ventures Limited (k1) with the SEC on October 2, 2003, and includes (a) warrants to acquire 2,500,000 shares held by an indirect subsidiary of k1 and (b) 2,079,002 shares issuable upon conversion of our 5% convertible preferred stock which is held by a direct subsidiary of k1.

(5)	Beneficial ownership information is as of March 12, 2004, and includes (a) 552,481 shares (159,563 of which are issuable upon conversion of our 5% convertible preferred stock) held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, (b) 1,280,591 shares Mr. Moffett could acquire upon the exercise of options he holds, and (c) 860 shares held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership.

(6)	Based on an amended Schedule 13G filed with the SEC on February 17, 2004, Strong Capital Management, Inc. and Richard S. Strong share voting power and investment power with respect to all shares shown.

(7)	Based on an amended Schedule 13G filed with the SEC on February 10, 2004.

Executive Officer Compensation

       This table shows the compensation paid to our chief executive officer, and each of our four most highly compensated executive officers (with respect to salary and bonus only) other than the chief executive officer (the named executive officers). On February 3, 2004, Mr. Kleinert was elected President and Chief Executive Officer; Mr. Adkerson served as Co-Chairman of the Board, President and Chief Executive Officer during all of 2003. In 2001, 2002 and 2003, we paid the compensation of Messrs. Kleinert and Murrish, whereas we paid the compensation of the other named executive officers through an allocation arrangement under a services agreement with FM Services Company (the Services Company), a corporation in which we transferred our 50% ownership stake to FCX on October 1, 2002. See “Certain Transactions.” During 2001, 2002 and 2003, Messrs. Adkerson and Moffett and Ms. Parmelee also provided services to and received compensation from FCX. Messrs. Moffett and Adkerson agreed to forego all cash compensation from the company in 2002, 2003 and 2004. Please refer to the Corporate Personnel Committee Report on Executive Compensation for more details.

Summary Compensation Table

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
Name and				Other Annual	Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options	Compensation(3)

James R. Moffett	2003	$—	$—	$—	$—	325,000	$4,000
Co-Chairman of the Board	2002	—	—	—	—	500,000	7,000
	2001	1,000,000	—	56,929 (4)	—	125,000	236,611
Richard C. Adkerson	2003	—	—	—	—	200,000	4,000
Co-Chairman of the Board	2002	—	—	—	—	300,000	7,000
	2001	500,000	—	7,282	—	100,000	104,453
Glenn A. Kleinert	2003	300,000	300,000	2,374	—	70,000	57,396
President & Chief	2002	300,000	—	2,285	—	75,000	57,146
Executive Officer	2001	258,333	—	523	—	50,000	58,846
C. Howard Murrish	2003	200,000	300,000	6,026	375,750	70,000	44,552
Executive Vice President	2002	216,667	—	10,625	195,500	75,000	48,118
	2001	400,000	—	10,494	—	75,000	90,201
Nancy D. Parmelee	2003	175,333	203,000	1,366	—	17,500	34,664
Senior Vice President,	2002	168,000	—	1,414	—	25,000	32,742
Chief Financial Officer	2001	160,000	120,000	1,934	—	20,000	31,027
& Secretary

(1)	Consists of payment of taxes in connection with certain benefits we provided to the named executive officers. Does not include perquisites that we provided to each named executive officer unless the aggregate amount in any year exceeded the threshold for disclosure under the SEC rules.

(2)	Mr. Murrish was granted 50,000 RSUs on February 3, 2003. The RSUs will ratably convert into shares of our common stock over a three-year period on each grant date anniversary. Dividend equivalents will be paid on the RSUs on the same basis as dividends are paid on our common stock.

		12/31/03	Grant Date
Name	RSUs	Market Value	Market Value

Mr. Murrish	50,000	$939,250	$375,750

As of December 31, 2003, based on the $18.785 market value per share of our common stock as of such date, Mr. Murrish held 83,333 restricted stock units, the aggregate value of which was $1,565,410.

(3)	Comprised of contributions to defined contribution plans, premium payments for universal life and personal excess liability insurance policies, and director fees as follows:

		Plan	Insurance
	Date	Contributions	Premiums	Director Fees*	Total

Mr. Moffett	2003	$—	$—	$4,000	$4,000
	2002	—	—	7,000	7,000
	2001	213,162	18,449	5,000	236,611
Mr. Adkerson	2003	—	—	4,000	4,000
	2002	—	—	7,000	7,000
	2001	97,903	2,550	4,000	104,453
Mr. Kleinert	2003	51,496	1,900	4,000	57,396
	2002	51,496	650	5,000	57,146
	2001	55,246	600	3,000	58,846
Mr. Murrish	2003	38,652	1,900	4,000	44,552
	2002	40,618	1,500	6,000	48,118
	2001	86,101	1,100	3,000	90,201
Ms. Parmelee	2003	34,044	620	—	34,664
	2002	32,222	520	—	32,742
	2001	30,547	480	—	31,027

*	Mr. Kleinert and Mr. Murrish resigned from our board of directors in February 2004.

(4)	Includes (a) $26,355 for the payment of taxes in connection with certain benefits, (b) $24,574 for use of company facilities, and (c) $6,000 for the payment of financial counseling and tax return preparation and certification services.

      This table shows all stock options that we granted to each of the named executive officers in 2003.

Option Grants in 2003

	Number of	Percent of
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	or Base		Grant Date
Name	Granted(1)	2003	Price	Expiration Date	Present Value

James R. Moffett	200,000	27.0%	$7.515	February 3, 2013	$1,884,000(2)
	125,000	16.9%	7.515	February 3, 2013	1,177,500(3)
Richard C. Adkerson	100,000	13.5%	7.515	February 3, 2013	942,000(2)
	100,000	13.5%	7.515	February 3, 2013	942,000(3)
Glenn A. Kleinert	70,000	9.4%	7.515	February 3, 2013	346,500(4)
C. Howard Murrish	70,000	9.4%	7.515	February 3, 2013	346,500(4)
Nancy D. Parmelee	17,500	2.4%	7.515	February 3, 2013	86,625(4)

(1)	Unless otherwise noted, the stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions. In addition, each stock option has an equal number of tandem “limited rights,” which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company’s total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2)	This special stock option grant was given to the Co-Chairmen of the company in exchange for their agreement to forgo all cash compensation during 2003. These stock options became exercisable immediately. The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to each of the Co-Chairmen. The grant date present value was calculated to be $9.42 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $7.515; (b) a fair market value of $12.51 for one share of our common stock on the effective grant date (May 1, 2003), which was the date of stockholder approval of the 2003 Stock Incentive Plan; (c) a term of seven years for the stock options; (d) a stock volatility of 66.8% based on an analysis of historical weekly closing prices of our common stock over the 233-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 3.58%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

(3)	The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $9.42 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $7.515; (b) a fair market value of $12.51 for one share of our common stock on the effective grant date (May 1, 2003), which was the date of stockholder approval of the 2003 Stock Incentive Plan; (c) a term of seven years for the stock options; (d) a stock volatility of 66.8% based on an analysis of historical weekly closing prices of our common stock over the 233-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 3.58%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

(4)	The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $4.95 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $7.515; (b) a fair market value of $7.515 for one share of our common stock on the grant date; (c) a term of seven years for the stock options; (d) a stock volatility of 64.8% based on an analysis of historical weekly closing prices of our common stock over the 220-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 3.78%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

      This table shows the option exercises in 2003 and all outstanding stock options held by each of the named executive officers as of December 31, 2003. All of these options relate to our common stock.

Aggregated Option Exercises in 2003 and Options at December 31, 2003

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options/SARs at	Options/SARs at
	Acquired on	Value	December 31, 2003	December 31, 2003
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

James R. Moffett	—	—	986,841/281,250	$5,318,063/$2,748,281
Richard C. Adkerson	3,249	$7,238	651,775/225,000	3,263,247/2,198,625
Glenn A. Kleinert	—	—	121,968/151,250	447,450/1,561,244
C. Howard Murrish	—	—	287,824/163,750	943,407/1,592,619
Nancy D. Parmelee	—	—	54,949/46,250	154,238/458,856

      Retirement Benefit Programs. Under our cash-balance program and that of the Services Company (see “Certain Transactions” for more detail about the Services Company), each participant, including each of the named executive officers, is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his “account.” The starting account balance is equal to the value of the participant’s accrued benefit under a predecessor program when the current programs were adopted. The annual benefit credits consist of two parts: (1) 4% of the participant’s earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant’s total earnings for the year. The percentage of total earnings is determined as follows:

•	15%, if as of December 31, 1996, the participant’s age plus service totaled 65 or more, he was at least 50 years old and had at least 10 years of service,

•	10%, if as of December 31, 1996, the participant’s age plus service totaled 55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation,

•	7%, if as of December 31, 1996, the participant’s age plus service totaled 45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation, and

•	4%, if the participant did not meet the requirements for a greater allocation.

      The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. This interest credit was 3.83% for 2003. Interest credits cease at the end of the year in which the participant reaches age 60. Upon retirement, a participant’s account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant’s “earnings” are comprised of annual base salary (see “Salary” in the Summary Compensation Table above), plus 50% of certain bonuses (see “Bonus” in the Summary Compensation Table above). Years of service include not only years with us or the Services Company, but also any years with our predecessors.

      The cash-balance program for both our company and the Services Company replaced the prior plan, which was a traditional defined-benefit plan paying benefits determined primarily by the individual’s final average earnings and years of service. If a participant’s age plus service equaled 65 or more as of December 31, 1996, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is “grandfathered” into a benefit under the cash-balance program of no less than the benefit under the prior plan’s formula based on years of service and final average earnings.

      In 2000, we discontinued accrual of benefits under the cash-balance program. Annual benefit credits ceased effective June 30, 2000. As of that date the account balances of eligible participants were increased by a final half-year benefit credit plus a special benefit credit of 3.5% of the account balance. Interest credits are not affected by the cessation of benefit credits.

      The cash-balance program consisted of two plans: a funded qualified plan and an unfunded non-qualified plan. The present value of the benefit earned by each participant under the non-qualified plan was transferred, effective June 30, 2000, to our unfunded non-qualified defined contribution plan. Our non-qualified defined contribution plan allows participants who earn over the qualified plan limits to contribute to such plan and to receive company contributions. The company contributes a percentage of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each named executive officer (except for Messrs. Moffett and Adkerson) in place of the former cash-balance plan credits. Participants also may elect to contribute up to 50% of their base salary in excess of the qualified plan limits. The participant’s contributions will be matched at 100%, limited to the first 5% of their compensation over qualified plan limits. The amount transferred for each of the named executive officers (except for Messrs. Moffett and Adkerson) is as follows: $17,872 for Mr. Kleinert; $62,853 for Mr. Murrish; and $90,796 for Ms. Parmelee. Messrs. Moffett and Adkerson participate in FCX’s nonqualified retirement benefit plan.

      We have formally terminated the qualified cash-balance plan and will distribute all assets upon receiving IRS approval of the termination. Approval has been delayed while the IRS develops a policy regarding all plans that have converted to the account balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. When IRS approval is received, a participant will be able to elect to receive his or her benefit under the cash-balance plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of December 31, 2003, the amount paid to each of the named executive officers (except for Messrs. Moffett and Adkerson) would have been as follows: $50,199 for Mr. Kleinert; $45,449 for Mr. Murrish; and $365,949 for Ms. Parmelee. Messrs. Moffett and Adkerson participate in FCX’s qualified retirement plan.

Corporate Personnel Committee Report On Executive Compensation

       The Corporate Personnel Committee, which is composed of two independent directors, determines the compensation of our executive officers and administers our annual performance incentive and stock incentive plans. The committee’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for short- and long-term results,

•	tie compensation to the interests of the company’s stockholders, and

•	provide a competitive level of total compensation that will enable the company to attract and retain talented executive officers.

      During 2001, we engaged an independent executive compensation consultant to examine our compensation practices for all positions below the level of our Co-Chairmen of the Board and Chief Executive Officer. Based on the consultant’s analysis, we determined that our compensation levels for these positions should fall within the 75th percentile of comparable companies.

Overview of 2003 Compensation

      In 2003, the company employed two of its executive officers, Glenn A. Kleinert and C. Howard Murrish. The other executive officers provided services to the company through a services agreement between the Services Company and the company. Executive officer compensation for 2003 included base salaries, annual incentive awards, stock options and a grant of restricted stock units to Mr. Murrish.

      In connection with the company’s aggressive attempts to reduce its administrative and overhead expenses, Messrs. Moffett and Adkerson have agreed to forgo all cash compensation since 2002 in exchange for special stock option grants each year. Accordingly, neither received a base salary from the company in 2003 and on February 3, 2003, the committee granted 200,000 options to Mr. Moffett and

100,000 options to Mr. Adkerson, each option having a term of ten years and an exercise price of $7.515, the fair market value on the grant date.

      Messrs. Moffett and Adkerson also agreed to forego all cash compensation during 2004 in exchange for special stock option grants. Accordingly, on February 2, 2004, the committee granted 200,000 options to Mr. Moffett and 100,000 options to Mr. Adkerson, each option being fully exercisable, having a term of ten years and having an exercise price of $16.775, the fair market value on the grant date.

Base Salaries

      Base salaries of the company’s executive officers were established at levels we believe are appropriate after consideration of each executive officer’s responsibilities. As part of their agreement with the company to forego cash compensation, Messrs. Moffett and Adkerson did not receive salaries in 2003, receiving instead the special stock option grants discussed above.

Annual Incentive Awards

      Executive officers and certain managers of the company participate in the company’s performance incentive awards program, which is designed to provide performance-based annual cash awards. Under the program, each participant is assigned a target award based upon level of responsibility and the annual award is established after reviewing the company’s operational and strategic accomplishments during the year. When determining the actual amounts awarded to participants for any year, we make a subjective determination after considering both individual performance and company performance as measured by operational and financial accomplishments. Each of our executive officers, other than Messrs. Moffett and Adkerson, received annual incentive awards for 2003 under our performance incentive awards program. As previously stated, Messrs. Moffett and Adkerson agreed to forego all cash compensation during 2003, including annual incentive awards.

Stock Options

      Stock option awards are intended to provide a significant potential value that reinforces the importance of creation of value for the company’s stockholders. We grant long-term incentives to the company’s executive officers as well as other officers and managers of the company in the form of stock options. In 2003, we made an annual stock option grant to all of our executive officers. Stock option grant levels were based upon the position and level of responsibility of the individual. We also made special grants of stock options to the Co-Chairmen in lieu of their 2003 cash compensation discussed above.

Section 162(m)

      Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation awards that will be deductible where doing so will further the purposes of the company’s executive compensation programs. We also consider it important to retain flexibility to design compensation programs that recognize a full range of criteria important to the company’s success, even where compensation payable may not be fully deductible. We believe that the company’s stock option grants qualify for deduction under Section 162(m) as performance-based compensation.

Dated: March 17, 2004

H. Devon Graham, Jr., Chairman                    J. Taylor Wharton

Compensation Committee Interlocks and Insider Participation

       The current members of our Corporate Personnel Committee are Messrs. Graham and Wharton. In 2003, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our Corporate Personnel Committee.

Audit Committee Report

       The Audit Committee is currently composed of three directors, all of whom are independent, as defined in the New York Stock Exchange’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s independent auditors and its internal auditors and (4) the independence of the company’s independent auditors.

      We review the company’s financial reporting process on behalf of our board. The Audit Committee’s responsibility is to monitor this process, but the Audit Committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent public accountants, respectively.

Appointment of Independent Auditors; Financial Statement Review

      In February 2003, in accordance with our charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2003. We have reviewed and discussed the company’s audited financial statements for the year 2003 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

      We have received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

      In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2003, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

      In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2003.

Internal Audit

      We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In February 2003, in accordance with our charter, our committee appointed PricewaterhouseCoopers LLP as the company’s internal auditors for 2003. We have discussed with PricewaterhouseCoopers the scope of their audit plan, and have met with them to discuss the results of their reviews, their evaluation of the company’s processes and internal controls, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.

      PricewaterhouseCoopers has been precluded under the new auditor independence rules from providing internal audit services to FM Services Company, which provides significant administrative services to the company. Consequently, we accepted the resignation of PricewaterhouseCoopers following completion of its 2003 internal audit activities. In February 2004, our committee appointed Deloitte & Touche LLP as the company’s internal auditors for 2004.

Dated: March 17, 2004

Robert A. Day, Chairman                    Gerald J. Ford                    H. Devon Graham, Jr.

Independent Auditors

Fees and Related Disclosures for Accounting Services

      The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2003	2002

Audit Fees	$296,380	$125,000
Audit Related Fees(1)	29,881	22,000
Tax Fees	—	—
All Other Fees	—	—

(1)	Relates to services rendered for audits of the company’s employee benefit plans, and services provided in connection with statutory reporting matters for an inactive foreign subsidiary.

      The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and tax services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the Audit Committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.

      At each regularly-scheduled Audit Committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the Audit Committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.

Selection and Ratification of the Independent Auditors

      Arthur Andersen LLP audited our financial statements for 2001 and had served as our independent auditors since 1988. On July 10, 2002, we decided to replace Arthur Andersen as our independent accountants. Our Audit Committee and board of directors approved this action. Arthur Andersen ceased to practice before the SEC effective August 31, 2002.

      The audit report issued by Arthur Andersen on our consolidated financial statements as of and for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it either qualified or modified as to audit scope or accounting principle; however, the audit opinion for the year ended December 31, 2001 was modified as to an uncertainty concerning our ability to continue as a “going concern.”

      During the fiscal year that ended December 31, 2001 and continuing through July 10, 2002, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the matter of disagreement in their report on the financial statements. Arthur Andersen previously communicated to us that they informed the SEC that they were unable to provide letters that corroborate or invalidate the statements we have made in any public disclosure, as required by the SEC.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during our two fiscal years ended December 31, 2001 and December 31, 2000, and through July 10, 2002.

      Also on July 10, 2002, we appointed Ernst & Young LLP to replace Arthur Andersen as our independent accountants. Our Audit Committee and board also approved the selection of Ernst & Young. In February 2004, our Audit Committee appointed Ernst & Young as our independent accountants for 2004. During the two fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through July 10, 2002, we did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      Our Audit Committee and board of directors seek stockholder ratification of the Audit Committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2004. If the stockholders do not ratify the appointment of Ernst & Young, our Audit Committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Performance Graph

       The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Stock Index and the Media General Independent Oil & Gas Industry Group from 1999 through 2003. This comparison assumes $100 invested on December 31, 1998 in (a) our common stock, (b) the S&P 500 Stock Index and (c) the Media General Independent Oil & Gas Industry Group.

Comparison of Cumulative Total Return*

McMoRan Exploration Co., S&P 500 Stock Index and
Media General Independent Oil & Gas Industry Group

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1998	1999	2000	2001	2002	2003

McMoRan Exploration Co.	$100.00	$150.89	$94.64	$41.36	$39.48	$147.71
Media General Independent Oil & Gas Industry Group	100.00	140.10	203.31	166.14	173.97	271.35
S&P 500 Stock Index	100.00	121.04	110.02	96.95	75.52	97.18

*	Total Return Assumes Reinvestment of Dividends

Certain Transactions

       We are parties to a services agreement with the Services Company, under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. The Services Company also provides these services to FCX. The Services Company’s sole director, Richard C. Adkerson, is also a director and executive officer of our company and an executive officer of FCX. In 2003, we incurred $3.3 million of expenses under the services agreement, and we expect our costs under the services agreement to approximate $2.8 million in 2004.

      B. M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us, FCX and Stratus Properties Inc. relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2003, the Services Company paid Mr. Rankin $490,000 ($100,000 of which was allocated to us) pursuant to this agreement. Mr. Rankin also received imputed income of $40,434 relating to reimbursement for a portion of his office rent and for the services of an executive secretary employed by the Services Company. In addition, Mr. Rankin received imputed income of $35,250 for his use of company chartered aircraft.

Proposal to Adopt the 2004 Director Compensation Plan

       Our board of directors unanimously proposes that our stockholders approve the 2004 Director Compensation Plan (the Plan), which is summarized below and attached as Annex A to this proxy statement. Because this is a summary, it does not contain all the information that may be important to you. You should read Annex A carefully before you decide how to vote.

Reasons for the Proposal

      The purpose of the Plan is to promote the interests of our company and stockholders by strengthening our ability to attract, motivate and retain directors of experience and ability, and to encourage the highest level of director performance by providing directors with a proprietary interest in the company’s financial success and growth. Our company’s 1998 Stock Option Plan for Non-Employee Directors has 36,500 shares remaining available for grant, which will only provide a sufficient number of shares for the scheduled grants through 2005. In addition, our board would like to make annual grants to our advisory directors, which is not permitted under the 1998 Stock Option Plan for Non-Employee Directors, and to grant options to our advisory directors to replace awards that were previously terminated.

Summary of the 2004 Director Compensation Plan

Administration

      The Plan will be administered by the Corporate Personnel Committee of our board of directors, which is currently made up of two independent members of our board. The Corporate Personnel Committee has full power and authority to interpret the Plan, prescribe, amend and rescind Plan rules and to make any determinations necessary or desirable for the administration of the Plan. However, the Corporate Personnel Committee does not have the authority to make discretionary grants of awards under the Plan.

Eligible Participants

      The following persons are eligible to participate in the Plan:

•	our non-employee directors (currently four directors), and

•	our advisory directors (currently two advisory directors).

Number of Shares

      The maximum number of shares of our common stock with respect to which we will be permitted to grant awards under the Plan is 175,000, or 1.0% of our outstanding common stock as of the record date.

      Shares subject to awards that are forfeited or canceled will again be available for awards. If the exercise price of any option granted under this Plan is satisfied by tendering shares of common stock to the company, only the number of shares of common stock issued net of the shares of common stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the Plan. The shares issued or delivered upon the exercise of options may be either authorized but unissued shares of our common stock or shares acquired by us on the open market or otherwise.

      On March 22, 2004, the closing price on the New York Stock Exchange of a share of our common stock was $14.90.

Types of Stock Compensation

      Beginning at such time as there are an insufficient number of shares of common stock available for grant under the 1998 Stock Option Plan for Non-Employee Directors and, in 2004 in the case of grants to our advisory directors, each eligible director shall receive an option to acquire 3,500 shares of our common stock on June 1st of each year. Upon any person’s initial election or appointment as an eligible director, otherwise than at an annual meeting of stockholders, such person shall be granted an option to acquire 3,500 shares of our common stock if less than six full calendar months have elapsed since the most recent annual meeting. If six or more full calendar months have elapsed since the most recent annual meeting, then the eligible director shall receive an option to acquire 1,750 shares of our common stock.

      Terms of Options. The exercise price of the options shall be equal to the fair market value of the underlying common stock at the time of grant, except in the case of the replacement grants discussed below. This plan prohibits the reduction in the exercise price of stock options without stockholder approval. Further, except in the context of the replacement grants of options discussed below, the options shall have a term of ten years and will become exercisable ratably on the first, second, third and fourth anniversaries of the applicable grant date. If, however, there is a change of control, the options shall become immediately exercisable. No action by the Corporate Personnel Committee shall cause a reduction in the exercise price of an option without stockholder approval.

      The Corporate Personnel Committee may cancel an award in consideration of a cash payment or alternative award equal in value to the cancelled award.

      The option exercise price may be paid in one or more of the following having an aggregate fair market value equal to the aggregate exercise price of the shares of our common stock with respect to which the option is exercised:

•	cash,

•	cash equivalent,

•	shares of our common stock that, unless otherwise determined by the Corporate Personnel Committee, have been held by the optionee for at least six months, or

•	through a “cashless” exercise arrangement with a broker approved in advance by the company.

Replacement Grants

      On February 9, 2004, Gabrielle K. McDonald and Morrison C. Bethea resigned as directors of the company and were appointed as advisory directors. As a result of their resignations, all unvested options granted to Judge McDonald and Dr. Bethea under our company’s 1998 Stock Option Plan for Non-Employee Directors were immediately terminated and all vested options will terminate as of May 9, 2004.

      Because Judge McDonald and Dr. Bethea will continue to provide services to the company as advisory directors, the company has elected to grant each of them options under the Plan to replace the awards that were or will be terminated as a result of their resignations from the board of directors. The value of the terminated awards will be maintained because the material terms of the replacement options will be similar to the terms of the corresponding terminated awards, including the exercise prices, vesting schedules and termination dates. For more information regarding these grants, see the “New Plan Benefits” table below.

Purchase of Our Common Stock with Annual Retainer

      Under the Plan, each eligible director may direct that up to 100% of his or her annual cash retainer be allocated to the purchase of our common stock. Any shares of our common stock purchased by an eligible director in this manner will be issued to the eligible director on the date the compensation allocated to the purchase would have otherwise been paid. The number of shares of our common stock issued to an eligible director shall be equal to the amount of compensation allocated to the purchase divided by the fair market value of our common stock on the date immediately preceding the date the shares are issued.

Deferral of Cash Compensation

      An eligible director may also elect to defer receipt of cash compensation (annual cash retainer and any meeting fees) in 25% increments, other than any cash compensation used to purchase shares of our common stock under the Plan. Deferred cash compensation will be credited to a deferred compensation account established for the eligible director and will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase Bank (compounded quarterly) or by another major national bank headquartered in New York, New York and designated by the Corporate Personnel Committee. Distribution of the amounts in an eligible director’s deferred compensation account will be made in either a single lump sum or up to 10 annual installments at the eligible director’s election.

Adjustments

      In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in our common stock, all limitations on the number of shares of our common stock provided in the Plan and the number of shares subject to outstanding options shall be equitably adjusted in proportion to the change in outstanding shares of our common stock. The Corporate Personnel Committee shall make any other adjustments it determines are equitable, including without limitation adjustments to the exercise price of outstanding options.

Term and Amendment

      The Plan will expire on May 6, 2014; however, any awards granted prior to such date will remain in effect until all such awards have either been satisfied, expired or cancelled under the terms of the Plan.

      The Plan may be amended or terminated at any time by our board, except that no amendment may materially impair an award previously granted without the consent of the recipient and no amendment may be made without stockholder approval if the amendment would:

•	increase the maximum number of shares of our common stock that may be issued under the Plan,

•	materially increase the benefits accruing to participants under the Plan,

•	materially expand the classes of persons eligible to participate in the Plan,

•	expand the types of awards available under the Plan,

•	materially extend the term of the Plan,

•	materially change the method for determining the exercise price of an option, or

•	permit a reduction in the exercise price of options.

Federal Income Tax Consequences of Stock Options

      The grant of non-qualified stock options will not generally result in tax consequences to our company or to the optionee. When an optionee exercises a non-qualified option, the difference between the exercise price and any higher fair market value of our common stock on the date of exercise will be ordinary income to the optionee and will generally be allowed as a deduction at that time for federal income tax purposes to the company.

      Any gain or loss realized by an optionee on disposition of our common stock acquired upon exercise of a non-qualified option will generally be capital gain or loss to the optionee, long-term or short-term depending on the holding period, and will not result in any additional federal income tax consequences to the company. The optionee’s basis in our common stock for determining gain or loss on the disposition will be the fair market value of our common stock determined generally at the time of exercise.

      If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to an equal number of shares received in replacement. The income recognized on exercise is added to the basis.

      The acceleration of the exercisability of stock options upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Internal Revenue Code to the extent that the payments, when aggregated with other payments subject to Section 280G, exceed certain limitations. Excess parachute payments will be nondeductible to the company and subject the recipient of the payments to a 20% excise tax.

      This discussion summarizes the federal income tax consequences of the stock options that may be granted under the Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences of the stock options.

Equity Compensation Plan Information as of December 31, 2003

      The following table presents information as of December 31, 2003, regarding compensation plans of the company under which our common stock may be issued to employees and non-employees as compensation.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,202,905 (1)	$13.50 (1)	1,412,250 (2)
Equity compensation plans not approved by security holders	—	—	—

Total	4,202,905 (1)	$13.50 (1)	1,412,250 (2)

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes 133,333 unvested restricted stock units. These grants are not reflected in column (b) as they are not subject to an exercise price.

(2)	As of December 31, 2003, there were 3,375 shares remaining available for future issuance under the 1998 Stock Option Plan. All of these shares may be issued under the terms of the plan (a) upon the exercise of options, stock appreciation rights and limited rights, or (b) in the form of “other stock-based” awards, which awards are valued in whole or in part on the value of the shares of common stock. In addition, there were 7,375 shares and 4,000 shares remaining available for future issuance under the 2000 Stock Incentive Plan and the 2001 Stock Incentive Plan, respectively, all of which could be issued under the respective terms of the plans (i) upon the exercise of options, stock appreciation rights and limited rights, or (ii) in the form of restricted stock or other stock-based awards. There were also 1,371,000 shares remaining available for future issuance under the 2003 Stock Incentive Plan, (x) all of which may be issued under the terms of the plan upon the exercise of options, stock appreciation rights, limited rights and (y) 400,000 of which may be issued under the terms of the plan in the form of restricted stock or other-stock based awards.

Awards to be Granted

      Subject to the approval of the 2004 Director Compensation Plan, the following awards are scheduled to be made under the 2004 Director Compensation Plan during fiscal year 2004:

New Plan Benefits

2004 Director Compensation Plan

		Award/Number of
Name and Position	Grant Date	Units(1)

Gabrielle K. McDonald — Advisory Director	June 1, 2004	3,500 stock options
	May 9, 2004	7,592 stock options	(2)
Morrison C. Bethea — Advisory Director	June 1, 2004	3,500 stock options
	May 9, 2004	6,500 stock options	(2)
Non-Executive Director Group	—	21,092 stock options

(1)	On June 1st of each year the Plan remains in effect, each eligible director will receive a grant of an option to acquire 3,500 shares of our common stock, unless any such eligible director receives a grant under the 1998 Stock Option Plan for Non-Employee Directors on such date.

(2)	These options are being granted to replace awards that have been or will be terminated as a result of Judge McDonald and Dr. Bethea’s resignations from the board. The terminated options are being replaced in consideration of the continued service Judge McDonald and Dr. Bethea will provide to the company as advisory directors.

Vote Required for Approval of the 2004 Director Compensation Plan

      Approval of the 2004 Director Compensation Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting, and the total votes cast on the proposal must represent more than 50% of our outstanding common stock as of the record date.

      Our board of directors unanimously recommends a vote FOR this proposal.

Annex A

McMoRan Exploration Co.

2004 Director Compensation Plan

1.	Purpose of the Plan.

      The purpose of the McMoRan Exploration Co. 2004 Director Compensation Plan is to promote the interests of the Company and its stockholders by strengthening the Company’s ability to attract, motivate and retain directors of experience and ability, and to encourage the highest level of director performance by providing directors with (i) a proprietary interest in the Company’s financial success and growth through the annual grants of Options to purchase the Company’s Common Stock and the ability to elect to receive compensation in shares of Common Stock and (ii) the ability to defer compensation. In recognition of their continued service to the Company and the Board, the Plan also provides for the issuance of Options to each of the Advisory Directors to replace options that have or will be terminated as a result of their resignations from the Board.

2.	Definitions.

      For purposes of this Plan, the following terms shall have the meanings indicated:

      2.1     “Advisory Director” means a person designated as such by the Board.

      2.2     “Board” means the Board of Directors of the Company.

      2.3     “Cash Compensation” means the annual cash retainer paid to an Eligible Director and any meeting fees, but does not include any expense reimbursement paid to an Eligible Director.

      2.4     “Change of Control” means the earliest of the following events: (i) any person or any two or more persons acting as a group, and all affiliates of such person or persons, shall acquire beneficial ownership of more than 25% of all classes and series of the Company’s outstanding stock (exclusive of stock held in the Company’s treasury or by the Company’s Subsidiaries), taken as a whole, that has voting rights with respect to the election of directors of the Company (not including any series of preferred stock of the Company that has the right to elect directors only upon the failure of the Company to pay dividends) pursuant to a tender offer, exchange offer, purchase or other acquisition or series of purchases or other acquisitions, or any combination of those transactions (a “25% Stock Acquisition”); provided, however, that any 25% Stock Acquisition shall not constitute a Change in Control if all of the acquiring persons enter into a standstill agreement with the Company in a form approved by the Board and a majority of the members of the Board at the time of such approval were also members of the Board immediately prior to the 25% Stock Acquisition, or (ii) there shall be a change in the composition of the Board at any time within two years after any tender offer, exchange offer, merger, consolidation, sale of assets or contested election, or any combination of those transactions (a “Transaction”), such that (A) the persons who were directors of the Company immediately before the first such Transaction cease to constitute a majority of the board of directors of the corporation that shall thereafter be in control of the companies that were parties to or otherwise involved in such Transaction or (B) the number of persons who shall thereafter be directors of such corporation shall be fewer than two thirds of the number of directors of the Company immediately prior to such first Transaction.

      2.5     “Committee” means the Corporate Personnel Committee of the Board or a subcommittee thereof. The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “1934 Act”), or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

      2.6     “Common Stock” means the common stock, $0.01 par value per share, of the Company.

      2.7     “Company” means McMoRan Exploration Co., a Delaware corporation.

      2.8     “Director” means each member of the Board who is not employed by the Company or any of its subsidiaries.

      2.9     “Disability” shall occur if (a) a physical or mental illness renders the Participant incapable of satisfactorily discharging his or her duties and responsibilities as a Director for a period of 90 consecutive days, and (b) a duly qualified physician chosen by the Company and reasonably acceptable to the Participant or his or her legal representative certifies in writing that the Participant has become disabled.

      2.10     “Effective Date” means the date this Plan is approved by the Company’s stockholders.

      2.11     “Eligible Director” means each Director and Advisory Director, and includes, for purposes of Section 6.6 hereof only, former Directors and Advisory Directors who continue to provide services to the Company or a subsidiary of the Company pursuant to a consulting or other arrangement.

      2.12     “Fair Market Value.” Except as provided below in connection with a cashless exercise through a broker, for any purpose relevant under the Plan, the fair market value of a share of Common Stock or any other security shall be the average of the high and low quoted per share or security sale prices on the Composite Tape for New York Stock Exchange-Listed Stocks on the date in question or, if there are no reported sales on such date, on the last preceding date on which any reported sale occurred. If on the date in question the shares of Common Stock or other securities in question are not listed on such Composite Tape, the fair market value shall be the average of the high and low quoted sale prices on the New York Stock Exchange on such date or, if no sales occurred on such date, on the last previous day on which a sale on the New York Stock Exchange is reported. In the context of a cashless exercise through a broker, the fair market value shall be the price at which the shares of Common Stock are actually sold.

      2.13     “Grant Date” means June 1st of each year throughout the term of this Plan, provided shares of Common Stock remain available for issuance hereunder.

      2.14     “Option” means a stock option granted under the terms of the Plan that does not satisfy the requirements of Section 422 of the Code.

      2.15     “Option Notice” means any written or electronic notice of grant, evidencing any Option.

      2.16     “Participant” means any individual granted an Option under this Plan.

      2.17     “Plan” means the McMoRan Exploration Co. 2004 Director Compensation Plan as set forth herein and as amended, restated, supplemented or otherwise modified from time to time.

3.	Shares of Common Stock Subject to the Plan.

      3.1     Subject to the adjustment provisions of Section 10, the aggregate number of shares of Common Stock that may be issued pursuant to the terms of the Plan shall be 175,000. Shares issued or delivered upon the exercise of Options may be either authorized but unissued shares or shares issued and thereafter acquired by the Company.

      3.2     To the extent any shares of Common Stock subject to an Option are not issued because the Option is forfeited or cancelled, such shares shall again be available for grant pursuant to Options granted under the Plan. If the exercise price of any Option granted under this Plan is satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

4.	Administration of the Plan.

      4.1     The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and, subject to its provisions, to prescribe, amend and rescind Plan rules and to make all other determinations necessary for the Plan’s administration.

      4.2     All action taken by the Committee in the administration and interpretation of the Plan shall be final and binding upon all parties. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Option.

      4.3     The Committee does not have the authority to make discretionary grants of Options under the Plan. Grants may be made only as provided in Section 5 hereof.

5.	Grant of Options.

      5.1     Beginning at such time as shares of Common Stock are not available for grant under the Company’s 1998 Stock Option Plan for Non-Employee Directors (the “1998 Plan”), on each Grant Date, each Eligible Director who is not granted options under the 1998 Plan on that date will be automatically granted an Option to acquire 3,500 shares of Common Stock.

      5.2     While the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, upon any person’s initial election or appointment as an Eligible Director, otherwise than at an annual meeting of stockholders, such person shall be granted an Option as follows:

(a) If less than six full calendar months have elapsed since the most recent Grant Date, then the Eligible Director shall receive an Option to acquire 3,500 shares of Common Stock; or

(b) If six or more full calendar months have elapsed since the most recent Grant Date, then the Eligible Director shall receive an Option to acquire 1,750 shares of Common Stock.

      5.3     On February 9, 2004, two Directors resigned from the Board and were named Advisory Directors. All outstanding incentive awards previously granted to such directors under the Company’s 1998 Stock Option Plan for Non-Employee Directors were or will be terminated under the terms of that plan as a result of such individuals’ resignations from the Board. Accordingly, on May 9, 2004, the following Advisory Directors will receive a one-time grant of Options, as described below, to replace the previously granted awards that have or will terminate.

(a) Gabrielle K. McDonald shall receive Options to acquire 7,592 shares of Common Stock, which Options shall have the specific terms described on Annex A hereto.

(b) Morrison C. Bethea shall receive Options to acquire 6,500 shares of Common Stock, which Options shall have the specific terms described on Annex A hereto.

6.	Terms and Conditions of Options.

      6.1     Unless exercisability is accelerated as provided in Section 11.1 hereof and except for the grants described in Section 5.3 hereof, the Options shall become exercisable in one-quarter increments on the first, second, third and fourth anniversaries of the applicable Grant Date.

      6.2     Unless terminated earlier as provided in Sections 5.3, 6.6 or 11.2, the Options shall expire ten years following the applicable Grant Date.

      6.3     Except for the grants described in Section 5.3, the exercise price of the Options granted to Eligible Directors shall be equal to the Fair Market Value, as defined herein, of a share of Common Stock on the applicable Grant Date.

      6.4     Options must be exercised by delivering written notice to the Company or any person or entity designated by the Company on forms approved by the Company and payment of the purchase price thereof in full. Any such exercise shall be effective upon receipt by the Company or its designee of such notice and such payment. Unless the Committee shall determine otherwise in any particular case, such payment may be made by (a) cash, (b) cash equivalent (which may be the personal check of the exercising holder of the Option), (c) by tendering shares of Common Stock, either by actual delivery or by attestation, that are owned by such holder and that have been held by the Participant or eligible transferee for at least six months, or (d) instructing a broker approved by the Company to sell shares of Common Stock acquired upon the exercise of the option and to remit to the Company a sufficient portion of the cash proceeds to pay the exercise price; or (e) a combination thereof, in each case having an aggregate Fair Market Value equal to the aggregate exercise price of the portion of the Option being exercised.

      6.5     Any provision of this Plan or any Option Notice to the contrary notwithstanding, the Committee may cause any Option granted hereunder to be canceled in consideration of a cash payment or alternative Option made to the holder of such canceled Option equal in value to such canceled Option. Notwithstanding the foregoing, except for adjustments permitted under Sections 10 and 11.2 hereof, no action by the Committee shall cause a reduction in the exercise price of Options granted under the Plan without the approval of the stockholders of the Company. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

      6.6     (a) For purposes of this Section 6.6, if a Participant continues to provide services to the Company or a subsidiary of the Company pursuant to a consulting or other arrangement, the Participant will not “cease to be an Eligible Director” until such time as the Participant no longer provides such services.

(b) If a Participant ceases to be an Eligible Director for any reason other than death, Disability or retirement from the Board, all of the Options granted to such Participant while serving as an Eligible Director shall be terminated except that any Options, to the extent then exercisable, may be exercised by the holder thereof within three months after such Participant ceases to be an Eligible Director, but not later than the termination date of the Option.

(c) If a Participant ceases to be an Eligible Director by reason of the Participant’s Disability or retirement from the Board, all of the Options granted to such Participant while serving as an Eligible Director shall be terminated except that any Options, to the extent then exercisable or exercisable within one year thereafter, may be exercised by the holder thereof within three years after such Participant ceases to be an Eligible Director, but not later than the termination date of the Option.

(d) If a Participant dies while serving as an Eligible Director, all Options granted to such Participant shall be terminated, except that any Options, to the extent exercisable by the holder thereof at the time of such death or exercisable within one year thereafter, may be exercised until the third anniversary of the date of such death, but not later than the termination date of the Option, by the holder thereof, the Participant’s estate, or the person designated in the Participant’s last will and testament, as appropriate.

(e) If a Participant dies after ceasing to be an Eligible Director, all of the Options granted to such Participant shall be terminated, except that any Options, to the extent still outstanding and exercisable by the holder thereof at the time of such death, may be exercised until the third anniversary of the date the Participant ceased to be an Eligible Director, but not later than the termination date of the Option, by the holder thereof, the Participant’s estate, or the person designated in the Participant’s last will and testament, as appropriate.

7.	Election to Have Annual Retainer Paid in Common Stock.

      7.1     Each Eligible Director may make a stock purchase election on a form approved by the Committee (the “Stock Purchase Election Form”) directing that up to one hundred percent of his or her annual retainer, in twenty-five percent increments, be allocated to the purchase of Common Stock on his or her behalf.

      7.2     A stock purchase election will be effective on the first date that the portion of the annual retainer subject to the election is paid that is at least five business days after the date the Stock Purchase Election Form is filed with the Company’s Human Resources Department in the manner required by the Company. Stock purchase elections may be revoked or modified effective on the first date that the portion of the annual retainer is paid that is at least five business days following the date the revocation or modified election is filed with the Company in the manner required by the Company.

      7.3     If an Eligible Director has timely submitted a satisfactory Stock Purchase Election Form, the Eligible Director shall be issued that number of whole shares of Common Stock, rounded down if necessary, equal to the amount of the Director’s retainer to be allocated to the purchase of Common Stock on that date divided by the Fair Market Value of a share of Common Stock as of the trading date immediately preceding the issue date.

8.	Deferral of Cash Compensation.

      8.1     Each Eligible Director may elect to defer his or her Cash Compensation that is not used to purchase Common Stock pursuant to Section 7 hereof, in twenty-five percent increments, to a deferred compensation account (a “Deferred Compensation Account”) established for the Eligible Director’s benefit. An election to defer Cash Compensation hereunder shall be made by means of a form approved by the Company (the “Deferral Election Form”) and shall be effective only with respect to Cash Compensation earned on or after January 1st of the fiscal year following the receipt of the Deferral Election Form by the Company’s Human Resources Department.

      8.2     An Eligible Director may revoke or modify an election made pursuant to Section 8.1 with respect to deferrals of Cash Compensation to be earned in the future and such revocation or modification shall take effect one year following receipt of the written revocation or modification by the Committee and subject to such other rules as may be established by the Committee.

9.	Deferred Compensation Accounts.

      9.1     A Deferred Compensation Account shall be established for each Eligible Director who executes a Deferral Election Form.

      9.2     An Eligible Director’s Deferred Compensation Account shall be credited with that portion of the Eligible Director’s Cash Compensation that the Eligible Director has elected to defer to his or her Deferred Compensation Account pursuant to Section 8.1 as of the date such Compensation would otherwise have been paid to the Eligible Director.

      9.3     All amounts in an Eligible Director’s Deferred Compensation Account shall accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JP Morgan Chase Bank (compounded quarterly) or by another major national bank headquartered in New York, New York and designated by the Committee.

      9.4     Amounts credited to an Eligible Director’s Deferred Compensation Account shall be distributed in either a single lump sum or annual installments (not to exceed ten), as designated by the Eligible Director in his or her applicable Deferral Election Form. Distribution of a Deferred Compensation Account shall be made (in the case of a lump sum payment) or commence (in the case of installment payments) within 45 days following the date the Eligible Director ceases to be an Eligible Director and shall be completed within 10 years of such date. However, if the Eligible Director elects in his or her Deferral Election Form, the distribution (in the case of a lump sum payment) or the commencement of the distribution (in the case of installment payments) of the Eligible Director’s Deferred Compensation Account shall occur on any specified date at least two years after the date the Deferral Election Form is received by the Committee. If an Eligible Director elects to have his or her Deferred Compensation Account distributed in installments, the amount of the first installment shall be a fraction of the value of the Eligible Director’s Deferred Compensation Account, the numerator of which is one and denominator of which is the total number of installments elected, and the amount of each subsequent installment shall be a fraction of the value (including income credited pursuant to Section 9.3) on the date preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

      9.5     In the event of the death of an Eligible Director prior to the distribution of his or her Deferred Compensation Account in full, the value of such Deferred Compensation Account shall be determined as of the date of death and such amount shall be distributed in a single lump sum payment to the Eligible Director’s estate or designated beneficiary as soon as administratively feasible thereafter.

      9.6     At least once per year, each Eligible Director who has executed a Deferral Election Form shall be provided with a statement of his or her Deferred Compensation Account.

      9.7     The right of any Eligible Director to receive a distribution under the provisions of this Section 9 shall constitute an unsecured claim against the general assets of the Company.

10.	Adjustment Provisions.

      In the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Stock, all limitations on numbers of shares of Common Stock provided in this Plan, and the number of shares subject to outstanding Options and stock purchase elections, shall be equitably adjusted in proportion to the change in outstanding shares of Common Stock. In addition, in the event of any such change in the Common Stock, the Committee shall make any other adjustment that it determines to be equitable, including without limitation adjustments to the exercise price of any Option in order to provide Participants with the same relative rights before and after such adjustment.

11.	Change of Control.

      11.1     Upon a Change of Control, or immediately prior to the closing of a transaction that will result in a Change of Control if consummated, all outstanding Options granted pursuant to this Plan shall automatically become fully vested and exercisable.

      11.2     No later than 30 days after a Change of Control, the Committee, acting in its sole discretion without the consent or approval of any Participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual Participants and which may vary among Options held by any individual Participant:

(a) require that all outstanding Options be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate,

(b) make such equitable adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

(c) provide for mandatory conversion or exchange of some or all of the outstanding Options held by some or all Participants as of a date, before or after such Change of Control, specified by the Committee, in which event such Options shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such Participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option, as defined and calculated below, over the per share exercise price of such Options or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

(d) provide that thereafter, upon any exercise of an Option that entitles the holder to receive Common Stock, the holder shall be entitled to purchase or receive under such Option, in lieu of the number of shares of Common Stock then covered by such Option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such Option.

      11.3     For the purposes of any conversions or exchanges under paragraph (c) of Section 11.2, the “Change of Control Value” shall equal the amount determined by whichever of the following items is applicable:

(a) the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

(b) the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place, or

(c) in all other events, the Fair Market Value of a share of Common Stock, as determined by the Committee as of the date determined by the Committee to be the date of conversion or exchange.

      11.4     In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 11 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

12.	General Provisions.

      12.1     Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Eligible Director any right to continue as an Eligible Director or affect the right of the Board to remove any Eligible Director.

      12.2     No shares of Common Stock will be issued or transferred pursuant to an Option unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met to the Company’s satisfaction. As a condition precedent to the issuance of shares pursuant to an Option, the Company may require the Participant to take any reasonable action to meet such requirements.

      12.3     No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Option except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

      12.4     No Options granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a Participant except: (i) by will; (ii) by the laws of descent and distribution; (iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Option Notice or an amendment thereto; or (iv) if permitted by the Committee and so provided in the Option Notice or an amendment thereto, Options may be transferred or assigned (w) to Immediate Family Members, (x) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (y) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (z) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimus beneficial interest in a partnership, limited liability company or trust described in (x), (y) or (z) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the Participant and their spouses. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Options, or levy of attachment or similar process upon Options not specifically permitted herein, shall be null and void and without effect. The designation of a designated beneficiary shall not be a violation of this Section 12.4.

      12.5     Each Option shall be evidenced by an Option Notice.

13.	Amendment, Discontinuance or Termination of the Plan.

      13.1     The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(a) without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, (iv) expand the types of awards available under the Plan, (v) materially extend the term of the Plan, (vi) materially change the method for determining the exercise price of an Option, or (vii) amend Section 6.5 to permit a reduction in the exercise price of Options; or

(b) materially impair, without the consent of the recipient, an Option previously granted.

      13.2     Term of the Plan. Subject to Section 13.1, no Options may be granted under the Plan later than May 6, 2014, which is ten years after the Effective Date of the Plan; provided, however, that Options granted prior to such date shall remain in effect until all such Options have either been satisfied, expired or canceled under the terms of the Plan.

ANNEX A
to 2004 Director Compensation Plan

Special Awards to be Granted May 9, 2004

Gabrielle K. McDonald, Advisory Director, shall receive the following Options:

Number of Options	Exercise Price	Vesting Schedule	Termination Date*

364 options	$12.0954	May 9, 2004	May 1, 2005
364 options	$22.1411	May 9, 2004	May 1, 2006
364 options	$17.6902	May 9, 2004	May 1, 2007
1,000 options	$15.7813	75% on May 9, 2004, 25% on June 1, 2004	June 1, 2010
1,000 options	$13.075	50% on May 9, 2004, 25% on June 1, 2004, and on the next anniversary thereof	June 1, 2011
1,000 options	$4.275	25% on May 9, 2004, 25% on June 1, 2004, and on each of the next two anniversaries thereof	June 1, 2012
3,500 options	$12.71	25% on June 1, 2004, and on each of the next three anniversaries thereof	June 1, 2013

Morrison C. Bethea, Advisory Director, shall receive the following Options:

Number of Options	Exercise Price	Vesting Schedule	Termination Date*

1,000 options	$15.7813	75% on May 9, 2004, 25% on June 1, 2004	June 1, 2010
1,000 options	$13.075	50% on May 9, 2004, 25% on June 1, 2004, and on the next anniversary thereof	June 1, 2011
1,000 options	$4.275	25% on May 9, 2004, 25% on June 1, 2004, and on each of the next two anniversaries thereof	June 1, 2012
3,500 options	$12.71	25% on June 1, 2004, and on each of the next three anniversaries thereof	June 1, 2013

*	Unless terminated earlier pursuant to the terms of the Plan.

MCMORAN EXPLORATION CO.
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, May 6, 2004

     The undersigned hereby appoints James R. Moffett, Richard C. Adkerson, and Nancy D. Parmelee, or any of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Thursday, May 6, 2004, at 2:30 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

s FOLD AND DETACH HERE s

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Items 1, 2 and 3 below:

Item 1 – Election of the nominees for directors.
Nominees for directors of McMoRan Exploration Co.
Richard C. Adkerson	James R. Moffett
B. M. Rankin, Jr.

FOR, except withhold vote
from following nominee(s):

Item 2 - Ratification of appointment of Ernst & Young LLP as independent auditors.

FOR	WITHHOLD
☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

Item 3 - Approval of the proposed 2004
Director Compensation Plan.
FOR	AGAINST	ABSTAIN
☐	☐	☐

Signature(s)	Dated:	, 2004

You may specify your votes by marking the appropriate box on this side. You need not mark any box, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2 and 3.

s FOLD AND DETACH HERE s